Exhibit 5.1

Royce R. Bedward

Senior Vice President, General Counsel and Secretary

August 18, 2014

Hospira, Inc.

275 North Field Drive

Lake Forest, IL 60045

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Hospira, Inc. (“Hospira”), a Delaware corporation, and have advised Hospira in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) relating to an additional 10,000,000 shares (the “Shares”) of Common Stock, $0.01 par value, of Hospira issuable pursuant to the Hospira 2004 Long-Term Stock Incentive Plan, as amended (the “Stock Plan”).

In this capacity, I, or members of my staff, have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

Based on the foregoing, it is my opinion that the Shares have been duly authorized for issuance and, when sold pursuant to the Stock Plan, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

/s/ Royce R. Bedward
Royce R. Bedward
Sr. Vice President, General Counsel & Secretary
Hospira, Inc.
275 North Field Drive
Dept. NLEG
Lake Forest, IL 60045
T 224.212.2894
www.hospira.com